                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     The following is a list of subsidiaries included in GATX Financial Corporation's (GFC) consolidated financial statements (excluding a number of subsidiaries which would not constitute a significant subsidiary), and the state of incorporation of each:

    COMPANY NAME                                                       STATE OF INCORPORATION
    ------------                                                       ----------------------
    GATX Third Aircraft Corporation                                                  Delaware

     In addition to the above-named subsidiaries, GFC includes 62 domestic subsidiaries, 43 foreign subsidiaries, and interests in 27 domestic affiliates and 48 foreign affiliates.

                                        88